Exhibit 10.1

january 27, 2025

USD 2,250.000 Loan Agreement

between

Sportstech Brands Holding GmbH

as Borrower

and

Interactive Strength Inc.

as Lender

TABLE OF CONTENTS

CLAUSE PAGE

1.	Loan and Discount	4
2.	Purpose	5
3.	Conditions of Utilisation	5
4.	Utilisation / Compensation for Non-Utilisation	6
5.	Interest	6
6.	Capitalisation option	7
7.	Term and Extension Option	7
8.	Mandatory Prepayment	7
9.	Payments	8
10.	Representations	8
11.	Undertakings	11
12.	Information undertakings	13
13.	Event of Default	15
14.	Liability and Indemnity	18
15.	Costs and Expenses	18
16.	Assignment and Transfer	19
17.	No Set-Off or Retention	19
18.	Notices and Language	19
19.	Miscellaneous	20
20.	Limitation Period	21
21.	Governing Law and Jurisdiction	21
22.	Conclusion of this Agreement (Vertragsschluss)	22

This LOAN AGREEMENT (the "Agreement") is entered into as of January 27, 2025

BETWEEN:

(1) Sportstech Brands Holding GmbH, a limited liability company organised under the laws of the Federal Republic of Germany, having its business address at Karl-Liebknecht-Straße 7, 10178 Berlin, Germany and being registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Charlottenburg under registration number HRB 142084 B

– hereinafter referred to as "Borrower" –

(2) Interactive Strength Inc., incorporated under the laws of Delaware, United States, having its registered office at 1005 Congress Avenue, Suite 925, Austin, TX 78701

– hereinafter referred to as "Lender" –

The parties to (1) through to (2) will hereafter be referred to jointly as the "Parties" and individually as a "Party".

Preamble

(a) The Lender is the parent company of three leading brands serving the commercial and at-home markets with specialty fitness equipment and virtual training. The Lender and the sole shareholder of the Borrower, Mr Ali Ahmad, (the "Shareholder"), are currently in discussions regarding the sale of shares in the borrower by way of a separate sale and purchase agreement to be negotiated and potentially entered into between the Lender and the Shareholder (the "SPA").

(b) In connection with the ongoing due diligence the Borrower actively and independently sought the financing as contemplated by this Agreement.

Therefore, the Lender and the Borrower agree on the following Agreement:

1. Loan and Discount

1.1 Subject to the terms of this Agreement, the Lender makes available to the Borrower a loan in the amount of:

USD 2,250,000

(in words: US dollar two million two hundred fifty thousand) (the "Loan").

1.2 The Lender will deduct (i) an amount equal to 10% of the principal amount and (ii) an amount equal to the aggregate amount to be reimbursed under Clause 15 (a) ("Discount") from the loan proceeds at the time of disbursement. The Discount is non-refundable regardless of any early repayment of the Loan. The Borrower acknowledges that the actual amount received will be the principal amount stated above less the Discount. For the purpose of calculating interest and repayment, the full principal amount (including the Discount) shall be deemed to be the outstanding amount of the Loan. The Discount is in addition to and not in lieu of any other interest, fees or charges specified in this Agreement.

2. Purpose

The purpose of the Loan is the financing of general corporate purposes.

3. Conditions of Utilisation

The Borrower may utilise the Loan after conclusion of this Agreement, provided that no grounds for termination are outstanding and the following conditions of utilisation are met:

(a) The Lender has received the following documents, in each case in form and substance satisfactory to the Lender:

(i) In relation to the Borrower commercial register extract (Handelsregisterausdruck) not older than fourteen (14) days, its articles of association (Satzung), copies of any by-laws (if applicable) as well as a list of shareholders (Gesellschafterliste).

(ii) In relation to the Borrower a copy of a resolution signed by all the holders of the issued shares of the Borrower and/or if applicable, a copy of a resolution of the supervisory board (Aufsichtsrat) and/or advisory board (Beirat) of the Borrower approving the terms of, and the transactions contemplated by the Finance Documents.

(iii) A duly signed version of:

(A) this Agreement; and

(B) the following security documents (the "Transaction Security Documents", each a "Transaction Security Document" and the security rights created thereunder the "Transaction Security") duly executed by the Shareholder:

(1) pledge of all shares in the Borrower; and

(2) 1st demand payment guarantee;

(C) A Luxembourg law governed fee letter concerning the extension fee ("Fee Letter");

(iv) A copy of any other authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration ("Authorisation") or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document. "Finance Document" means this Agreement, any Transaction Security Document, any utilisation request and any other document designated as such by the Lender and the Borrower

In individual cases the Lender may allow the utilisation of the loan before satisfaction of all conditions of utilisation.

4. Utilisation / Compensation for Non-Utilisation

4.1 The loan shall be utilised in full by 30 April 2025 ("Utilisation Date") through one or several utilisations. If the loan is utilised in several utilisations, each utilisation shall be at least in an amount of USD 250,000 or an exact multiple thereof or amount to the remainder of the loan. The Borrower shall inform the Lender of the utilisation two (2) bank business days in Frankfurt am Main in advance in a written utilisation request.

4.2 If the Borrower does not utilise the loan provided by the Lender in whole or in part, it shall be obliged to reimburse the Lender for any loss incurred from the non-utilisation to the extent it is responsible for the non-utilisation.

4.3 To the extent the loan is not utilised by the contractually agreed date, the entitlement to utilisation shall cease; the amount of the loan shall decrease accordingly.

5. Interest

5.1 The interest due on the Loan is payable at a fixed annual interest rate of 10% per annum.

5.2 Subject to the provisions under Clause 6 (Capitalisation Option), the Interest is due in arrears at:

(a) the Termination Date;

(b) if applicable, the Extended Termination Date, provided that any Interest accrued until the Termination Date shall be due and payable on the Termination Date; or

(c) in the event this Agreement is terminated prematurely, on the date when this Agreement ends.

5.3 Interest which is expressed to accrue by reference to the lapse of time is calculated on the basis of the actual number of days in the period concerned divided by 360.

5.4 If a payment (other than interest payments) is not made when due, the amount concerned will bear interest from the due date (inclusive) until the date of payment of the overdue amount (exclusive) bear interest at a rate of 2 percentage points p.a. above the interest rate applicable on the respective due date for the Loan under Clause 5 (Interest), without prejudice to the Lender's right to assert further losses.

6. Capitalisation option

6.1 If and to the extent that the Borrower has validly exercised the Extension Option and has insufficient liquidity to pay the interest due on the Termination Date, the Borrower has the right to choose capitalisation for the interest owed on the Termination Date by giving the Lender written notification to the effect that the interest is added to the loan principal.

6.2 The provisions of this Agreement for the Loan (in particular those regarding interest) apply accordingly to capitalised interest.

6.3 The capitalisation option ends at the latest on the Extended Termination Date and in the event of premature termination of this Agreement on the date this Agreement ends.

7. Term and Extension Option

7.1 The loan shall be repaid in one sum on 30 April 2025 ("Termination Date") plus any accrued and capitalized interest, commission and fees.

7.2 The Borrower shall have the option (the "Extension Option") exercisable upon delivery by the Borrower of a written request thereof ("Extension Request") on or before five (5) days prior to the Termination Date to extend the term of the Loan for an additional eight (8) months period, such that the Termination Date will be extended to 30 December 2025 on a binding basis for the Parties (such date being the "Extended Termination Date").

7.3 The Borrowers right to exercise the Extension Option shall be subject to the following terms and conditions:

(a) no Default or Event of Default shall have occurred and be continuing both on the date the Borrower delivers the Extension Request to the Lender and on the Termination Date; and

(b) payment of an extension fee as further detailed in the Fee Letter.

8. Mandatory Prepayment

8.1 Illegality

If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan and/or utilisation or it becomes unlawful for any affiliate of the Lender to do so:

(a) upon the Lender notifying the Borrower, each outstanding part of the Loan will be immediately cancelled; and

(b) the Borrower shall repay the Loan made to him on the date specified by the Lender (being no earlier than the last day of any applicable grace period permitted by law) and the corresponding commitment(s) shall be cancelled.

8.2 Change of Control

(a) Upon the occurrence of a Change of Control, the Lender shall be entitled to cancel the Loan, whereupon all outstanding utilisations, together with accrued and capitalised interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

(b) "Change of Control" means the Shareholder ceases to hold 100 per cent. of the issued share capital or voting rights directly or indirectly in the Borrower unless such Change of Control is triggered by the SPA.

9. Payments

All payments to be made by the Borrower to the Lender pursuant to any of the Finance Documents shall be made free and clear of and without deduction or retention of any present or future tax liabilities, charges or official payments whatsoever, except where such deduction or retention is prescribed by law, in which case the sum payable by the Borrower in respect of which any German Deduction is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Lender receives and retains a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. A “German Deduction” is any deduction or withholding for taxes to be made by the Borrower from a payment foreseen in this Agreement under German statutory law.

10. Representations

The Borrower represents and warrants by way of an independent guarantee (selbständiges Garantieversprechen):

10.1 Status

(a) The Borrower limited liability company, duly incorporated and validly existing under German law.

(b) The Borrower has the power to own its assets and carry on its business as it is being conducted.

10.2 Binding Obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations and each Transaction Security Document to which an obligor ("Obligor" means each of the Borrower and the Shareholder) is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

10.3 Non-conflict with other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a) the Borrower's constitutional documents; or

(b) any agreement or instrument binding upon it or any of its assets.

10.4 Power and Authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

10.5 Validity and Admissibility in Evidence

(a) All Authorisations required:

(i) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii) to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

10.6 Authorisations

All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Borrower have been obtained or effected and are in full force and effect:

10.7 Insolvency

No:

(a) corporate action, legal proceeding or other procedure or step described in Clause 13.5 (Insolvency) and Clause 13.6 (Insolvency Proceedings) or

(b) creditors' process described in Clause 13.7 (Creditors' Process),

has been taken or, to the knowledge of the Borrower, threatened in relation to any Obligor and none of the circumstances described in Clause 13.5 (Insolvency) applies to any Obligor.

10.8 Deduction of Tax

It is not required to make any German Deduction from any payment it may make under any Finance Document to the Lender.

10.9 No Default

(a) No Event of Default and, on the date of this Agreement, no Event of Default or any event or circumstance specified in Clause 13 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default ("Default") is continuing or is reasonably likely to result from the making of the utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b) No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have, in the reasonable opinion of the Lender, a material adverse effect on:

(i) the business, assets or financial condition of any of the Borrower; or

(ii) the ability of an Obligor to perform its obligations under any of the Finance Documents; or

(iii) the validity or the enforceability of any of the Finance Documents or the validity or the enforceability of, or the effectiveness or ranking of any security granted or purported to be granted pursuant to any of, the Finance Documents or the rights and remedies of the Lender under any of the Finance Documents ("Material Adverse Effect").

10.10 No misleading Information

Save as disclosed in writing to the Lender prior to the date of this Agreement:

(a) any factual information provided by any Obligor in connection with the Finance Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b) the financial projections provided have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c) all other written information provided by any Obligor (including its advisers) to Lender or the provider of any report was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.

10.11 Financial Statements

Save as disclosed in writing to the Lender prior to the date of this Agreement:

(a) its original financial statements for its financial year ending on 31 December 2023 ("Original Financial Statements") were prepared in accordance with prepared using the generally accepted accounting principles in Germany ("Accounting Principles") consistently applied;

(b) its Original Financial Statements fairly present its financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year (consolidated in the case of the Borrower's audited consolidated financial statements);

(c) there has been no material adverse change in its business or financial condition since the date of the Original Financial Statements;

(d) since the date of the most recent financial statements delivered pursuant to Clause 12.1 (Financial Statements) there has been no material adverse change in the business, assets or financial condition of the Borrower.

10.12 No Proceedings

(a) No litigation, arbitration, administrative proceedings or investigation which, if adversely determined, might reasonably be expected to result in a liability exceeding EUR 200.000, of or before any court, arbitral body or agency has or have (to the best of its knowledge and belief) been started or threatened in writing against the Borrower.

(b) No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it.

10.13 No breach of laws

(a) It has not breached any law or regulation applicable to it with respect to its business operations.

(b) No labour disputes are current or, to its best knowledge and belief (having made due and careful enquiry), threatened against it which have or are reasonably likely to have a Material Adverse Effect.

10.14 Taxation

(a) The Borrower is not materially overdue in the filing of any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) ("Tax") returns (considering any extension or grace period) and it is not overdue in the payment of any amount in respect of Tax.

(b) No claims or investigations are being, or are reasonably likely to be, made or conducted against the Borrower with respect to Taxes which have or could reasonably be expected to have a Material Adverse Effect.

10.15 Security and Financial Liabilities

(a) No security exists over all or any of the present or future assets of the Borrower other than displayed in Annex I under permitted security ("Permitted Security").

(b) The Borrower has no financial liabilities outstanding (including but not limited to non-utilised credit facilities of the Borrower) other than displayed in Annex I under permitted financial liabilities ("Permitted Financial Liabilities").

10.16 Repetition

All the representations and warranties in this Clause 10 are made on the date of this Agreement and shall be made by reference to the facts and circumstances then existing on the date of a utilisation request.

11. Undertakings

11.1 Authorisations

The Borrower shall promptly:

(a) obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b) supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in the Federal Republic of Germany of any Finance Document.

11.2 Compliance with Laws

The Borrower shall comply in all respects with all laws to which it may be subject.

11.3 Taxation

The Borrower shall pay and discharge all Taxes lawfully imposed upon it or its assets within the time period allowed without incurring penalties, unless:

(i) such payment is being contested in good faith;

(ii) adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(iii) such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

The Borrower may not change its residence for Tax purposes, unless the Lender has confirmed that it is satisfied that any proposed change of Tax residence would not be adverse to the interests of the Lender in respect of the Finance Documents (including, without limitation, in relation to the Transaction Security granted by any such Obligor).

The Lender undertakes not to waive any exemption available to it under sec. 4 of the German VAT act (Umsatzsteuergesetz) with respect to any supply of service foreseen in this agreement.

11.4 Negative pledge / Pari-passu Clause

The Borrower may not from the date of hereof:

(a) create in favour of third-parties for all types of loans (excluding the existing loans disclosed by the Borrower to the Lender in writing prior to the date of this Agreement) or any other financial liabilities, any collateral whatsoever, or have such creation procured by affiliated companies, their shareholders or other persons and enter (and not to tolerate the entry) into any obligation to create collateral for such loans and/or financial liabilities in favour of third parties without providing the Lender with collateral of equal value and with the same ranking primarily or at the same time.

(b) Clause 11.4(a) shall not apply to provision of collateral as is customary in the sector for supplier credits by way of reservation of title and subsequent assignments and pledge and security interests as are customary for financial institutions due to their general terms and conditions and to any security permitted pursuant to Schedule 1 (Permitted transactions and liens).

11.5 Arm's length basis

The Borrower shall not enter into any transaction with any person except on arm's length terms or better.

11.6 Change of Business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower from that carried on at the date of this Agreement.

11.7 Loans or Credit

(a) No Obligor shall be a creditor in respect of any obligation of any other person.

(b) Paragraph (a) above does not apply to permitted loans pursuant to Schedule 1 (Permitted transactions and liens).

11.8 No Guarantees or Indemnities

(a) No Obligor shall incur or allow to remain outstanding any guarantee in respect of any financial liabilities of any other person.

(b) Paragraph (a) above does not apply to permitted guarantees pursuant to Schedule 1 (Permitted transactions and liens).

11.9 Financial Liabilities

(a) No Obligor shall incur or allow to remain outstanding any financial liabilities.

(b) Paragraph (a) above does not apply to Permitted Financial Liabilities.

11.10 Dividends and Share Redemption

The Borrower shall not:

(a) declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b) repay or distribute any dividend or share premium reserve;

(c) repay any shareholder loan; or

(d) redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

12. Information undertakings

12.1 Financial Statements

The Borrower is obliged to promptly inform the Lender about its economic situation and to supply monthly unconsolidated financial statements each without undue delay and without special request no later than 20 days after the end of its respective preceding month.

12.2 Requirements as to Financial Statements

(a) Each set of financial statements delivered by the Borrower pursuant to Clause 12.1 (Financial Statements) shall (i) be certified by a managing director as fairly representing its financial condition as at the date as at which those financial statements were drawn up and (ii) include a detailed profit and loss account, balance sheet, cashflow statement.

(b) The Borrower shall procure that each set of financial statements delivered pursuant to Clause 12.1 (Financial Statements) is prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements.

12.3 Information miscellaneous

(a) The Borrower shall supply to the Lender:

(i) all documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(ii) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it, and which might, if adversely determined, have a Material Adverse Effect;

(iii) promptly, such further information regarding its financial condition, business and operations as the Lender may request.

(b) Notification of Default

(i) The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(ii) Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by a director with sole power of representation (Einzelvertretungsmacht) or by two directors who have joint power of representation (Gesamtvertretungsmacht) certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

12.4 Notification of legal disputes or administrative proceedings

The Borrower shall supply to the Lender promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which:

(a) are current, threatened or pending against it;

(b) have not been disclosed to the Lender; and

(c) exceed an aggregate value of EUR 100,000.

12.5 Know your customer" Checks

If:

(a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b) any change in the status of the Borrower after the date of this Agreement; or

(c) a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

13. Event of Default

Each of the events or circumstances set out in Clause 13 and any other right to terminate for cause pursuant to Sections 314, 490 para. 1 BGB is an "Event of Default" (save for Clause 13.12 (Acceleration)).

13.1 Non-Payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless payment is made within five (5) bank business days in Frankfurt am Main of its due date.

13.2 Other Obligations

(a) An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 13.1 (Non-Payment).

(b) No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within five (5) bank business days in Frankfurt am Main of the earlier of (i) the Lender giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.

13.3 Misrepresentation

(a) Any representation or statement made or deemed to be made by or on behalf of an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

13.4 Cross Default

(a) Any financial liability of the Borrower to a secured creditor is not paid when due nor within any originally applicable grace period.

(b) Any financial liability of the Borrower to a secured creditor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c) Any commitment for any financial liability of the Borrower is cancelled or suspended by a secured creditor as a result of an event of default (however described).

(d) Any secured creditor of the Borrower becomes entitled to declare any financial liability of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

13.5 Insolvency

The Borrower:

(a) is unable or is expected to be unable to pay its debts as they fall due (Zahlungsunfähigkeit or drohende Zahlungsunfähigkeit) within the meaning of Section 17 para. 2 or 18 para. 2 of the German Insolvency Code (Insolvenzordnung), or admits its inability to pay its debts as they fall due;

(b) is over-indebted (überschuldet) within the meaning of Section 19 of the German Insolvency Code (Insolvenzordnung);

(c) for any of the reasons set out in Sections 17 to 19 of the German Insolvency Code (Insolvenzordnung), files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) (also in cases of self-management of administration (Eigenverwaltung) against its assets) or directors (Geschäftsführer) are required by law to file for insolvency, or a creditor files for the opening of insolvency proceedings (other than a petition or application which is vexatious or frivolous and which is discharged, stayed or dismissed within fourteen (14) Business Days of application); or

(d) agrees or declares in the anticipation of financial difficulties a moratorium or any composition, compromise, arrangement, settlement or standstill agreement with any of its creditors.

13.6 Insolvency Proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a) the suspension of payments to its creditors generally, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(b) a composition, compromise or similar arrangement with the creditors of the Borrower (other than the Lender) whether by reason of financial difficulties or not or an assignment for the benefit of its creditors generally or a class of such creditors; or

(c) the initiation of an insolvency proceeding against the assets of the Borrower is rejected for reasons of insufficiency of its funds (Ablehnung der Eröffnung des Insolvenzverfahrens mangels Masse); or

(d) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any material part of its assets.

13.7 Creditors' Process

Any attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligor having an aggregate value of at least EUR 100,000 and is not discharged, stayed or dismissed within 10 bank business days in Frankfurt am Main of commencement.

13.8 Unlawfulness and Invalidity

(a) It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Subordination Agreement is or becomes unlawful.

(b) Any obligations of an Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender.

(c) Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective.

13.9 Cessation of Business

The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

13.10 Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened, or any judgment or order of a court,

arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made, in relation to or against any Obligor or its assets which has or is reasonably likely to have a Material Adverse Effect.

13.11 Material Adverse Effect

Any event or series of events (whether related or not) or circumstances occur which would, in the reasonable opinion of the Lender, have a Material Adverse Effect

13.12 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Borrower:

(a) cancel any outstanding part of the Loan at which time such outstanding part of the Loan shall immediately be cancelled and each outstanding part of the Loan shall immediately cease to be available for further utilisation;

(b) declare that all or part of the Loan, together with accrued and capitalised interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c) declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender; and/or.

(d) exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

14. Liability and Indemnity

14.1 The Lender shall not be liable for any damage of the borrower caused by a culpable (schuldhafte) breach of duty (Pflichtverletzung) or culpable (schuldhafte) tortious act (unerlaubte Handlung) committed by the Lender or its legal representatives or vicarious agents (Erfüllungsgehilfen) at the time of or after conclusion of this Agreement. This shall not include (i) damage due to a breach of a material obligation (Kardinalpflicht) under this Agreement by the Lender or its legal representatives or vicarious agents (Erfüllungsgehilfen), (ii) damage due to injury to life, body or health caused by a breach of duty (Pflichtverletzung) or tortious act (unerlaubte Handlung) by a Lender or its legal representatives or vicarious agents (Erfüllungsgehilfen) and (iii) other damage due to a wilful (vorsätzlich) or grossly negligent (grob fahrlässig) breach of duty (Pflichtverletzung) or a wilful (vorsätzlich) or grossly negligent (grob fahrlässig) tortious act (unerlaubte Handlung) by the Lender representatives or vicarious agents (Erfüllungsgehilfen).

14.2 The Borrower shall indemnify and hold harmless the Lender for and from any liabilities, losses, demands, damage, expenses and costs (plus VAT apportionable thereto (if any) and including legal or other advisers' fees calculated on the basis of working hours) incurred, asserted, threatened or suffered by the Lender in connection with this Agreement. This shall not include liabilities, losses, demands, damage, expenses and costs (i) due to a breach of a material obligation (Kardinalpflicht) under this Agreement by the Lender or its legal representatives or vicarious agents (Erfüllungsgehilfen), (ii) due to losses incurred because of an injury to life, body or health resulting from a breach of duty (Pflichtverletzung) or tortious act (unerlaubte Handlung) by the Lender or its legal representatives or vicarious agents (Erfüllungsgehilfen), and (iii) due to a wilful (vorsätzlich) or grossly negligent (grob fahrlässig) breach of duty (Pflichtverletzung) or wilful (vorsätzlich) or grossly negligent (grob fahrlässig) tortious act (unerlaubte Handlung) by the Lender or its legal representatives or vicarious agents (Erfüllungsgehilfen).

14.3 For the purpose of this Clause 14, material obligations (Kardinalpflichten) means any and all obligations, the fulfilment of which is indispensable for the proper execution of this Agreement and on the compliance of which the Borrower may generally rely.

15. Costs and Expenses

The Borrower shall be liable and shall promptly pay on demand to the Lender the amount of all costs (including any court costs) and expenses (including legal or other advisers' fees calculated on the basis of working hours), in each case plus VAT apportionable thereto (if any), reasonably incurred by the Lender in connection with:

(a) the negotiation, preparation, execution and performance of the Finance Documents provided that such reimbursement pursuant to this paragraph (a) shall be limited to an aggregate amount of EUR 10,000 (in each case plus VAT and costs (if any)) for the negotiation, preparation and execution of the Finance Documents;

(b) fees for the notarisation of the pledge of all shares in the Borrower pursuant to Clause 3(a)(iii)(A); and/or

(c) the preservation and/or enforcement of its rights under the Finance Documents, and/or the realization of collateral.

16. Assignment and Transfer

16.1 The Borrower is not permitted to assign and/or transfer its rights and obligations under this Agreement.

16.2 The Lender is entitled to assign and transfer its rights and duties arising from this Agreement in whole or in part to third parties (e.g. by way of assumption of contract). If the Lender makes a reasonable request, the Borrower shall conclude all agreements and do everything required to place such third party in the position it would have been in, had it been party to this Agreement from the beginning.

17. No Set-Off or Retention

Unless otherwise expressly provided in this Agreement, no Party is entitled (i) to set-off (aufrechnen) any claims against any claims any other Party may have under this Agreement or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht) unless the rights or claims of the Party claiming a right of set-off (Aufrechnung) or retention (Zurückbehaltung) are uncontested or have been finally adjudicated by a court.

18. Notices and Language

18.1 Communications in Writing

Any notice or other communication in connection with this Agreement shall be in writing. The respective notice or communication shall be delivered personally, or by post, messenger, fax or attached to an e-mail as an electronic photocopy (pdf, tif, etc.) to:

the Lender:

Name:	Interactive Strength Inc.
Address:	1005 Congress Avenue Suite 925 Austin TX 78701

the Borrower:

Name:	Sportstech Brands Holding GmbH
Address:	Karl-Liebknecht-Straße 7, 10178 Berlin, Germany

or to such other address as the recipient may notify or may have notified to the other party in writing at least five (5) business days prior to such notice or communication.

18.2 Language

Unless otherwise provided herein, any notice or other communication under or in connection with this Agreement shall be effective when received and shall be in the English language or, if in any other language, accompanied by a translation into English. Such translation shall be certified if so reasonably requested by the Lender. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

18.3 English Language

This Agreement is made in the English language and the English language version of this Agreement shall prevail over any translation of this Agreement. However, this Agreement and its terms shall be construed according to German law and where a German translation of a word, term or phrase appears in the body of this Agreement, the German translation of such word, term or phrase shall prevail.

19. Miscellaneous

19.1 Partial Invalidity and Contractual Loophole

(a) If, at any time, any provision of this Agreement is or becomes fully or partially invalid, illegal, unenforceable or impractical in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired. The invalid, illegal, unenforceable and/or impracticable provision shall be deemed replaced by such valid, legal and enforceable provision or arrangement which comes as close as possible to the spirit and economic purpose of this Agreement and the original intent of the Parties. The Parties expressly agree that the foregoing provision does not merely shift the burden of proof but that Section 139 BGB shall entirely not apply so that none of the Parties have to argue (darlegen) and prove (beweisen) the Parties' intent to uphold this Agreement even without the invalid, illegal, unenforceable and/or impracticable provision.

(b) In the event of any omission or contractual loophole (Vertragslücke) or if any provision of this Agreement is ambiguous or incomplete, the Agreement shall be construed or amended in a manner that best reflects the spirit, contents and purpose of this Agreement and those provisions shall apply that are consistent with what the Parties would have agreed if they had recognised the need for construction or amendment when concluding the Agreement.

19.2 Remedies and Waivers

No failure or delay to exercise any right, power or remedy provided by this Agreement or by law (each a "Right", together the "Rights") on the part of the Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any Right prevent any further or other such exercise or the exercise of this or any other Right. The Rights provided in this Agreement are cumulative and not exclusive of any Rights provided by any other finance documents or by law.

19.3 Schedules

All Schedules attached hereto form an integral part of this Agreement.

19.4 Amendments

Changes and amendments to this Agreement including this Clause 19.4 shall be made in writing unless a stricter form is required by law.

19.5 Counterparts

This Agreement and any amendments hereof may be executed in any number of counterparts and by different Parties hereto on different counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

20. Limitation Period

Provided compensation claims are not concerned, assertion of claims of the Lender under this Agreement is limited to a five-year period. The limitation period commences at the end of the year in which the claim arose.

21. Governing Law and Jurisdiction

21.1 Governing Law

This Agreement, its interpretation and any contractual or non-contractual obligations in connection with it are governed by the substantive laws of the Federal Republic of Germany.

21.2 Jurisdiction

(a) The courts of Frankfurt am Main shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b) The Parties agree that the courts of Frankfurt am Main are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c) The Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

22. Conclusion of this Agreement (Vertragsschluss)

22.1 The Parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by way of fax or attached as an electronic photocopy (pdf, tif, etc.) to electronic mail. In this event the Parties will transmit the signed signature page(s) of this Agreement to André Frischemeier and Lena Schauer (the "Recipient"). The Agreement will be considered concluded once the Recipient has actually received the signed signature pages (Zugang der Unterschriftsseite(n)) from all Parties to this Agreement and at the time of the receipt of the last outstanding signature page(s).

22.2 For the purposes of this Clause 22.1 only, the Parties to this Agreement appoint the Recipient as agent of receipt (Empfangsvertreter) and expressly allow (gestatten) the Recipient to collect the signed signature page(s) from all and for all Parties to this Agreement. For the avoidance of doubt, the Recipient will have no further duties connected with its position as Recipient. In particular, the Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

(Signature page follows)

Schedule 1
(Permitted transactions and liens)

Signatures

Sportstech Brands Holding GmbH
represented by:
/s/ Ali Ahmad
Name:	Ali Ahmad
Title:	CEO
Interactive Strength Inc.,
represented by:
/s/ Trent Ward
Name:	Trent Ward
Title:	CEO